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                                                                  Exhibit (3)(i)

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CURTISS-WRIGHT CORPORATION

     The original Certificate of Incorporation of Curtiss-Wright Corporation was filed with the Secretary of State on August 9, 1929. This Restated Certificate of Incorporation was duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of Delaware.

         1. The name of the Corporation is CURTISS-WRIGHT CORPORATION.

         2. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington and County of New Castle. The registered agent at said address is the Corporation Trust Company.

         3. The nature of the business and purposes to be conducted and promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         4. The total number of shares that may be issued by the Corporation is Twenty Three Million One Hundred Fifty Thousand shares of which Six Hundred Fifty Thousand shares shall be Preferred Stock of the par value of $1.00 per share and Twenty Two Million Five Hundred Thousand shares shall be Common Stock of the par value of $1.00 per share.

     The designations, preferences, voting powers and relative, optional or other special rights, or qualifications, limitations or restrictions of the Preferred Stock and of the Common Stock shall be as follows:

         a. The Preferred Stock shall be entitled to preference over the Common Stock of the Corporation with respect to dividends. Nothing herein contained shall be construed to prevent the declaration of stock dividends upon the Preferred Stock.

         b. The Common Stock shall be subject to the prior rights of the Preferred Stock, as expressed herein or in a resolution or resolutions providing for the issue of such Stock adopted by the Board of Directors in accordance with the provisions hereof, and shall be entitled to such dividends as the Board of Directors may declare, only out of any surplus or net profit remaining after the payment of the full dividends for any fiscal year on the Preferred Stock or after there shall have been set aside or provided for f rom the surplus or net prof its a sum sufficient for the payment of full dividends on the Preferred Stock for such fiscal year.

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         c. The Preferred Stock shall be entitled to preference over the Common
         Stock of the Corporation with respect to any distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. Subject to the prior rights of the Preferred Stock, each share of Common Stock is entitled to the same division, distribution and/or payment of the assets and funds distributable to the stockholders of the Corporation in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or of the distribution of assets by way of return of capital to its stockholders, but nothing herein contained shall be construed to prevent the declaration of stock dividends upon the Common Stock individually.

         d. The holders of the Preferred Stock and the holders of the Common Stock shall have equal voting rights, one vote for each share.

         e. The Preferred Stock of the Corporation is to be issued in one or more series, from time to time, with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Certificate of Incorporation of the Corporation or any amendment thereto, or in a resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of the Corporation in accordance with the provisions hereof, which Board is hereby expressly vested with authority to adopt any such resolution or resolutions.

         f. The Preferred Stock of each series shall rank on a parity with the Preferred Stock of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         g. Subject to the provisions of this Article 4, the Preferred Stock may be given such preferences over the Common Stock of the Corporation as the Board of Directors may determine as to the respective series authorized to be issued by it.

         5. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for the purpose of creating, defining, limiting and regulating powers of the Corporation and its directors and stockholders:

         a. The By-Laws of the Corporation shall fix the number of directors and prescribe their term of office, and from time to time the number of directors may be increased or decreased by amendment of the By-Laws, provided that the number of directors shall not be less than three (3). A director need not be a stockholder. The election of directors of the Corporation need not be by ballot unless the ByLaws so require;

         b. The Board of Directors may, by resolution or resolutions, passed by

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         a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which to the extent permitted by law and provided in said resolution or resolutions or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have the power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors;

         c. The Board of Directors shall have the power to adopt, alter, amend and repeal the By-Laws of the Corporation, in any manner not inconsistent with the laws of the State of Delaware or of the Certificate of Incorporation of the Corporation, subject to the power of the stockholders to adopt, amend or repeal the By-Laws.

         6. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         7. To the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article 7, shall eliminate or reduce the effect of this Article 7 in respect of any act or omission of any director of the Corporation or any matter occurring, or any cause of action, suit or claim that, but for this Article 7, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         8 a. Each person who was or is made a party or is threatened to be made

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a party to or is involved in any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving in the course of such employment, or at the request of the Corporation, as a director, officer, employee or representative of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity as a director, officer, employee or representative or in any other capacity while serving as a director, officer, employee or representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as it presently exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or representative and shall inure to the benefit of such person's heirs, executors, administrators and other legal representatives: provided, however that, except as provided in paragraph b of this Article 8, the Corporation shall indemnify any such person seeking indemnification in connection with such a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof), or the initiation thereof, was authorized or approved by the Corporation. The right to indemnification conferred in this Article 8 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition in accordance with and to the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended.

         b. If a claim under paragraph a of this Article 8 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the requirements of the Delaware General Corporation Law have been complied with by the claimant) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create the presumption that the claimant has not met the applicable standard of conduct.

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         c. The rights conferred by this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation of the Corporation, By-Law, Agreement, vote or stockholders or disinterested directors or otherwise.

         d. The Corporation may maintain insurance, at its expense, to protect itself, its subsidiary and affiliated corporations, and any such director, officer, employee or representative of the Corporation or other corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.